ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20090739987-74
Filing Date and Time 10/14/2009 12:15 PM
Entity Number E0784262005-6

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

COBRA OIL & GAS COMPANY

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 – is amended to read:
“The name of the corporation is Viper Resources, Inc.”

Article 3 – is amended to read:

“SHARES: The number of shares the corporation is authorized to issue is 300,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.  Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors.  The board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 39,147,237 shares (51.3%) voting for (by written consent) and zero shares voting against.

4. Effective date of filing: (optional)  November 5, 2009

5. Signature: (required)

X /s/ Massimiliano Pozzoni, President
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 7-1-08